EXHIBIT 99.1

News Release: IMMEDIATE RELEASE

For further information contact:

Susan Matthews, Media 317.590.3202
Suzie Singer, Corporate Communications 812.376.1917
Conference Call, 11:00 AM EDT, August 5, 2009 888.867.8502
Confirmation #25134211

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2009 RESULTS

  Second quarter loss declines to $57 million from losses of $94 million in the first quarter of 2009 and $107 million in the second quarter of 2008.
  Improvement in credit quality trends leads the performance improvement.
  The Corporation's depository subsidiaries remain adequately capitalized

(Columbus, IN, August 5, 2009) Irwin Financial Corporation (NYSE:IFC), today announced a loss of $57 million for the second quarter of 2009, or $1.92 per diluted share, principally due to credit provisions and costs related to its strategic restructuring. This loss is an improvement over the loss of $94 million in the first quarter of 2009 and reflects a materially improved reduction in the rate of credit portfolio deterioration. Irwin Union Bank and Trust and Irwin Union Bank, FSB remained adequately capitalized at June 30.

"In the second quarter, we saw a meaningful slow-down in new problem credits. This encouraging sign suggests that our focus on credit management is having a positive effect. Our consolidated loan loss provision has fallen from $158 million in the second quarter of 2008 to $64 million in the first quarter of 2009 to $45 million this quarter," said Will Miller, Chairman and CEO of Irwin Financial.

"Both of our banking subsidiaries remain adequately capitalized. This was accomplished through the sale of approximately $190 million of commercial loans and derecognition of another $110 million of home equity loans during the second quarter," Miller continued.

"We continue to pursue the only remaining step in our restructuring - raising additional capital. We have been advised that Treasury is working on what they call 'Plan C,' which includes discussions with other banking agencies of a new application of the TARP capital program to assist community banks that have the ability to raise private capital. We continue to have private capital lined up and under contract to enable us to participate in such a program. Our private sector commitments to invest $34 million in such a partnership have been extended to year-end," Miller concluded.

Financial highlights are presented in the table below:

$ in millions, except EPS	2Q 2009	1Q 2009	Percent Change	2Q 2008	Percent Change
Net Interest Income	$14	$30	(53)%	$62	(77)%
Provision for Losses	(45)	(64)	29%	(158)	71%
Non-Interest Income	21	(11)	N/M	7	223%
Total Consolidated Net Revenues	(10)	(44)	77%	(89)	89%
Non-Interest Expense	48	44	(8)%	44	(9)%
Net Loss	(57)	(94)	39%	(107)	46%
Loss per Share	(1.92)	(3.17)	39%	(3.64)	47%
Loan and Lease Portfolio	3,002	3,480	(14)%	5,455	(45)%
Deposits	2,716	3,106	(13)%	3,505	(23)%
Shareholders' Equity	(42)	17	N/M	330	N/M
Total Risk-Based Capital Ratio	(1.2)%	1.5%		10.7%

Net interest income for the three months ended June 30, 2009, totaled $14 million, down 53 percent from the first quarter 2009. This decline was driven by lower portfolio balances and reduced net interest margins. Net interest margin during the second quarter of 2009 was 2.28 percent down from 2.76 percent in the first quarter. The decline in margin in the second quarter principally reflected derecognition of approximately $110 million of home equity loans and associated secured borrowings.

Noninterest income during the second quarter of 2009 totaled $21 million, compared to a loss of $11 million during the first quarter. The second quarter improvement reflects increases in SFAS 159 fair value adjustments that lowered the carrying value of certain liabilities in the current quarter compared with negative marks-to-market on home equity loans and servicing rights during the first quarter.

Noninterest expenses for the three months ended June 30, 2009, totaled $48 million, up from $44 million in the first quarter due primarily to higher FDIC premiums.

Consolidated loans and loans held for sale declined both on a sequential quarter and year over year basis due primarily to restructuring and decisions to reduce the Corporation's assets to enhance capital ratios and liquidity during the restructuring. The loan portfolio totaled $3.0 billion as of June 30, 2009, compared to $3.5 billion at March 31.

The allowance for loan and lease losses (ALLL) totaled $148 million as of June 30, 2009, down in total dollars from $155 million at the end of the first quarter due to the decrease in loans on our balance sheet, but up as a percentage of the loan portfolio to 5.44 percent as of June 30, compared with 4.65 percent at March 31,. Credit quality deterioration, particularly the pace of loans entering delinquency and non-performance status, showed signs of slowing during the second quarter. The decrease in ALLL dollars was reflective of portfolio seasoning, an increase in charge-offs of loans more than 180 days past due, and the reclassification of approximately $200 million of commercial loans to held-for-sale status.

The relative improvement in credit quality trends was reflected in the consolidated provision for loan and lease losses which totaled $45 million during the second quarter of 2009, compared to $64 million during the first quarter and $158 million in the second quarter of 2008. Thirty-day and greater delinquencies totaled 3.92 percent as of June 30, 2009, down from 4.48 percent as of March 31.
	2Q 2009				1Q 2009
	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os	30+ DPD	ALLL to Loans	ALLL to NPLs	LLP to C/Os

Commercial Banking	3.57%	4.15%	47%	95%	4.46%	3.57%	51%	159%
Commercial Finance	1.45%	2.27%	48%	390%	1.40%	1.79%	68%	208%
Home Equity	13.74%	22.04%	338%	79%	10.08%	21.53%	261%	108%
Total	3.92%	5.44%	68%	98%	4.48%	4.65%	75%	140%

Deposits totaled $2.7 billion at June 30, down $390 million from March 31, principally reflecting run-off of brokered CDs and the reduction in the use of public funds (down $287 million).

Although each of its banking subsidiaries was adequately capitalized, the Corporation had negative $42 million in shareholders' equity as of June 30. The Corporation's equity-which has no immediate impact on its subsidiary banks as they are not reliant on the Corporation for funding-reflects losses in recent periods, combined with $148 million of non-cash charges for potential loan losses and $179 million for valuation reserves for deferred tax assets at June 30. The completion of our recapitalization plan, which includes both raising additional equity and conversion of debt into common stock, would restore the Corporation to positive equity and provide a significant pick-up in total regulatory capital as $228 million of currently ineligible capital will again be eligible for inclusion under regulatory capital formulas. The Corporation's subsidiary Irwin Union Bank and Trust Company had equity and total regulatory capital of $157 and $226 million respectively. Irwin Union Bank, F.S.B had equity and regulatory capital of $41 and $47 million, respectively, as of June 30, 2009. These subsidiaries hold the vast majority of consolidated assets and hold the Corporation's deposits. The capital ratios of both subsidiaries will also increase when the recapitalization is completed.

The Corporation has agreements with a group of investors in the form of standby commitments to invest $34 million in connection with its planned rights offering to shareholders or outright in a private placement under certain conditions. All of these investors have extended their commitments to December 31, 2009, while the Corporation awaits a response to its proposal to receive an equity investment from the U.S. Treasury. Additionally, potential changes in tax loss carryback provisions which the Corporation has been advised are again under consideration in Congress, would positively impact the Corporation's equity position. If the legislation were passed to extend the carry back period to five years for tax years 2008 and 2009 as was previously proposed, the resulting increase in the Corporation's equity would be approximately $45 million.

Segment Results

Quarterly results by segment are shown below.
Net Income/(loss) ($ in millions)	2Q 2009	1Q 2009	Percent Change	2Q 2008
Commercial Banking (PBT)	($28)	($35)	18%	($15)
Commercial Finance (PBT)	(0)	(3)	86%	(39)
Home Equity (PBT)	(22)	(42)	49%	(74)
Subtotal, Operating Segments (PBT)	(50)	(80)	37%	(128)
Other Segments, Including Parent	(8)	(9)	11%	(5)
Income taxes	(1)	5	NM	(27)
Consolidated Net Income (Loss)	($57)	($94)	39%	(107)

The commercial banking segment had a pre-tax loss of $28 million during the second quarter, as compared to a pre-tax loss of $35 million in the first quarter of 2009, primarily due to reduced credit provisions.

The commercial banking segment's loan portfolio decreased to $2.1 billion, resulting from our efforts to manage the balance sheet until our recapitalization is complete, and specifically due to $187 million of asset sales in June. In addition, $50 million of the portfolio has been moved into "held-for-sale" classification, due to pending third quarter sales. Net interest margin decreased modestly to 3.45 percent during the second quarter, down from 3.55 percent during the first quarter.

The commercial finance segment had a pre-tax loss of $0.4 million in the second quarter of 2009, as compared to a pre-tax loss of $3.0 million in the first quarter of 2009. The quarterly loss was primarily due to elevated loan loss provisions.

The commercial finance loan portfolio totaled $428 million as of June 30, compared to $639 million at March 31, 2009. At June 30, 2009, an additional $228 million of loans were held-for-sale. Net interest margin decreased modestly to 3.02 percent during the second quarter, down from 3.13 percent during the first quarter.

The home equity segment incurred a pre-tax loss of $22 million during the second quarter compared to a pre-tax loss of $42 million during the first quarter of 2009. The loss was primarily due to a provision of $14 million on the unsold portfolio, funding costs on loans securitized in the third quarter of 2008, and non-interest expense of $15 million, which was up from the first quarter due to one-time wind-down costs. During the quarter, the Corporation completed derecognition of the last of the asset-backed securities funded loan portfolio which totaled approximately $110 million and the associated debt of a like amount.

The parent and other consolidating entities lost $8 million before tax in the second quarter of 2009, compared to a loss of $9 million in the first quarter of 2009. The loss was primarily due to restructuring costs and expenses and allocation of FDIC insurance premiums to the consolidated Treasury department.

In summary, the loss of $57 million for the second quarter of 2009 principally reflected continued weakness in certain borrowers' credit quality and costs related to strategic restructuring. This loss is an improvement over the loss of $94 million in the first quarter of 2009 and reflects a materially improved reduction in the rate of deterioration of the credit portfolio.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation provides a broad range of banking services to small businesses and consumers in our branches in the Midwest and Southwest and to restaurant franchisees nationwide.

About Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for purposes of invoking these safe harbor provisions.

Forward-looking statements are based on management's expectations, estimates, projections, and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or will not or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements. These may include, among other things, statements and assumptions about:

  transactions involved in our strategic restructuring, including capital raising and de-leveraging activities;
  our plans and strategies, including the expected results or costs and impact of implementing or changing such plans and strategies;
  our projected revenues, earnings or earnings per share, as well as management's short-term and long-term performance goals;
  projected trends or potential changes in asset quality (particularly with regard to loans or other exposures including loan repurchase risk, in sectors in which we deal in real estate or residential mortgage lending), loan delinquencies, charge-offs, reserves, asset valuations, regulatory capital levels, or financial performance measures;
  the expected effects on the Corporation's balance sheet, profitability, liquidity, equity position and capital ratios (including regulatory capital ratios of the Corporation's bank subsidiaries) of the strategic restructuring, including the proposed shareholder rights offer, the possible private placement of equity, the possible extension of the U.S. Treasury's TARP capital program to assist community banks having the ability to raise private capital and the Corporation's possible participation in such a program, the possible exchange of trust preferred securities for common shares, asset sales undertaken to de-lever the balance sheet, and other elements of the completion of our recapitalization plan;
  predictions about conditions in the national or regional economies, housing markets, commercial real estate development, industries associated with housing, mortgage markets, franchise restaurant finance or mortgage industry, as well as our assessment of the impact of such conditions on credit quality trends and the success of our credit management activities in response to such trends;
  the potential impact on the Corporation's equity position of planned, proposed or pending legislative developments that may extend or otherwise amend existing tax loss carryback provisions of the Internal Revenue Code;
  our expectations regarding the decline of non-interest expense in home equity as we wind down that business;
  revenue trends in the quick service and casual dining industry;
  the anticipated effects on results of operations or financial condition from recent developments or events; and
  any other projections or expressions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors.

Actual future results may differ materially from our forward-looking statements and we qualify all forward looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including, but not limited to, the following cautionary factors:

  difficulties in completing our recapitalization plan, including the failure to raise sufficient private investment through our proposed rights offer, possible private placement of equity, or a possible exchange of term, mezzanine debt and/or trust preferred securities for common shares or by other means, the failure of a sufficient number of shareholders to participate in a rights offer or to exercise fully their rights, the failure to satisfy the conditions that require the standby purchasers to exercise fully their subscription privileges, the failure to receive assistance in substantially the form proposed to the U.S. Treasury and banking regulators, the failure to complete in a timely manner anticipated asset sales to de-lever the balance sheet and provide additional liquidity, or the failure to obtain any necessary regulatory approvals;
  potential further deterioration or effects of general economic conditions, particularly in sectors relating to real estate and/or real estate lending and small business lending;
  fluctuations in housing prices;
  potential effects related to the Corporation's decision to suspend the payment of dividends on its common, preferred and trust preferred securities;
  potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer and commercial demand for our products and the management and success of our interest rate risk management strategies;
  staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;
  the relative profitability of our lending and deposit operations;
  the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios;
  borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand;
  unanticipated deterioration in the credit quality or collectability of our loan and lease assets, including deterioration resulting from the effects of natural disasters (including a pandemic);
  difficulties in accurately estimating any future repurchases of residential mortgage, home equity, or other loans or leases due to alleged violations of representations and warranties we made when selling these loans and leases to the secondary market or in securitizations;
  unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities, and reductions in value resulting from changes in ratings by rating agencies;
  difficulties in delivering products to the secondary market as planned;
  difficulties in expanding our businesses and obtaining or retaining deposit or other funding sources as needed, including the loss of public fund deposits or any actions that may be taken by the state of Indiana and its political subdivisions;
  competition from other financial service providers, including companies that have recently purchased our assets, for our staff and customers;
  changes in the value of our segments, subsidiaries, or companies in which we invest;
  unanticipated lawsuits or outcomes in litigation;
  legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our Corporation, or our state-chartered bank or federal savings bank subsidiary;
  regulatory actions that impact our Corporation, bank or thrift, including the written agreement the Corporation and its state-chartered bank subsidiary, Irwin Union Bank and Trust Company, entered into with the Federal Reserve Bank of Chicago and the Indiana Department of Financial Institutions on October 10, 2008, and the Stipulation to the Issuance of an Order to Cease and Desist that the Corporation's federal savings bank subsidiary, Irwin Union Bank, F.S.B., entered into with the Office of Thrift Supervision on July 24, 2009;
  changes in the interpretation and application of regulatory capital or other rules;
  the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;
  changes in applicable accounting policies or principles or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;
  the final disposition of the remaining assets and obligations of segments we have exited or are exiting, including the mortgage banking segment, small ticket commercial leasing segment and home equity segment; or
  governmental changes in monetary or fiscal policies.

In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on August 5, at 11:00 a.m. EDT. The toll-free number for the call is (888) 867-5802; please tell the operator you would like to join the Irwin Financial call, confirmation #25134211. A replay of the call will be available on the Irwin Financial Corporation website at: http://www.irwinfinancial.com/investors/index_ir.htm.

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